Exhibit 10.3

FORM OF
TRANSITION SERVICES AGREEMENT
BY AND BETWEEN
W. R. GRACE & CO.—CONN.
AND
GCP APPLIED TECHNOLOGIES INC.
DATED AS OF
JANUARY 27, 2016

TABLE OF CONTENTS
Page

DEFINITIONS 1
Section 1.01.Definitions    1
Article IISERVICES    6
Section 2.01.Services    6
Section 2.02.Performance of Services    6
Section 2.03.Charges for Services    7
Section 2.04.Reimbursement for Out-of-Pocket Costs and Expenses    7
Section 2.05.Changes in the Performance of Services    8
Section 2.06.Transitional Nature of Services    8
Section 2.07.Subcontracting    8
Article IIIOTHER ARRANGEMENTS    9
Section 3.01.Access    9
Article IVBILLING; TAXES    10
Section 4.01.Procedure    10
Section 4.02.Late Payments    11
Section 4.03.Taxes    11
Section 4.04.No Set-Off    11
Article VTERM AND TERMINATION    11
Section 5.01.Term    11
Section 5.02.Early Termination    11
Section 5.03.Interdependencies    12
Section 5.04.Effect of Termination    12
Section 5.05.Information Transmission    13
Article VICONFIDENTIALITY; PROTECTIVE ARRANGEMENTS    13
Section 6.01.Grace Conn and GCP Obligations    13
Section 6.02.No Release; Return or Destruction    13
Section 6.03.Privacy and Data Protection Laws    14
Section 6.04.Protective Arrangements    14
Article VIILIMITED LIABILITY AND INDEMNIFICATION    14
Section 7.01.Limitations on Liability    14

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Section 7.02.Obligation to Re-Perform; Liabilities    15
Section 7.03.Third-Party Claims    15
Section 7.04.Provider Indemnity    16
Section 7.05.Indemnification Procedures    16
Article VIIIMISCELLANEOUS    16
Section 8.01.Mutual Cooperation    16
Section 8.02.Further Assurances    16
Section 8.03.Audit Assistance    16
Section 8.04.Title to Intellectual Property    17
Section 8.05.Independent Contractors    17
Section 8.06.Counterparts; Entire Agreement; Corporate Power    17
Section 8.07.Governing Law    18
Section 8.08.Assignability    18
Section 8.09.Third-Party Beneficiaries    19
Section 8.10.Notices    19
Section 8.11.Severability    20
Section 8.12.Force Majeure    20
Section 8.13.Headings    20
Section 8.14.Survival of Covenants    20
Section 8.15.Waivers of Default    20
Section 8.16.Dispute Resolution    21
Section 8.17.Specific Performance    21
Section 8.18.Amendments    21
Section 8.19.Interpretation    22
Section 8.20.Mutual Drafting    22

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TRANSITION SERVICES AGREEMENT
This TRANSITION SERVICES AGREEMENT, dated as of January 27, 2016 (this “Agreement”), is by and between W. R. Grace & Co.—Conn., a Connecticut corporation (“Grace Conn”), and GCP Applied Technologies Inc., a Delaware corporation (“GCP”).
R E C I T A L S:
WHEREAS, the board of directors (the “Grace Board”) of W. R. Grace & Co., a Delaware corporation (“Grace”), has determined that it is in the best interests of Grace and its stockholders to create a new publicly traded company that will operate the GCP Business;
WHEREAS, in furtherance of the foregoing, the Grace Board has determined that it is appropriate and desirable to separate the GCP Business from the Grace Business (the “Separation”) and, following the Separation, make a distribution, on a pro rata basis, to holders of Grace Shares on the Record Date of all the outstanding GCP Shares (the “Distribution”);
WHEREAS, in order to effectuate the Separation and the Distribution, Grace, GCP and Grace Conn, have entered into a Separation and Distribution Agreement, dated as of January 27, 2016 (the “Separation and Distribution Agreement”); and
WHEREAS, in order to facilitate and provide for an orderly transition in connection with the Separation and the Distribution, the Parties desire to enter into this Agreement to set forth the terms and conditions pursuant to which each of the Parties shall provide Services to the other Party for a transitional period.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS
Section 1.01.    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.
“Affiliate” has the meaning set forth in the Separation and Distribution Agreement.
“Agreement” has the meaning set forth in the Preamble.
“Ancillary Agreements” has the meaning set forth in the Separation and Distribution Agreement.
“Baseline Charge” for a Service at any time shall mean the aggregate Charge for such Service reflected (or deemed reflected) at such time on Schedule 1, applied for the period from the Distribution Date through the end of the Service Period for such Service (assuming no early termination pursuant to Section 5.02).
“Charge” and “Charges” have the meaning set forth in Section 2.03.
“Confidential Information” shall mean all Information that is either confidential or proprietary and disclosed pursuant to a Service. For the avoidance of doubt, Confidential Information hereunder shall not apply to Information disclosed under the Cross License Agreement.
“Contemplated Third Party Service” shall mean a Service (or portion thereof) contemplated as of the date hereof by the Parties to be provided by or through one or more third-party service providers (for example, the contemplated engagement of third-party consultants in connection with the provision of IT Services hereunder).
“Cross License Agreement” has the meaning set forth in the Separation and Distribution Agreement.
“Dispute” has the meaning set forth in Section 8.16(a).
“Distribution” has the meaning set forth in the Recitals.
“Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the Grace Board in its sole and absolute discretion.
“Effective Time” shall mean 6:00 p.m., New York City time, on the Distribution Date.

“Force Majeure” shall mean, with respect to a Party, an event or circumstance beyond the reasonable control of such Party (or any Person acting on its behalf) which (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. Notwithstanding the foregoing, neither of the following shall be deemed an event of Force Majeure: (i) the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto and (ii) the inability to obtain sufficient funds needed for the performance of a Party’s obligations hereunder.
“GCP” has the meaning set forth in the Preamble.
“GCP Business” has the meaning set forth in the Separation and Distribution Agreement.
“GCP Shares” shall mean the shares of common stock, par value $0.01 per share, of GCP.
“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.
“Grace” has the meaning set forth in the Recitals.
“Grace Board” has the meaning set forth in the Recitals.
“Grace Business” has the meaning set forth in the Separation and Distribution Agreement.
“Grace Conn” has the meaning set forth in the Preamble.
“Grace Shares” shall mean the common shares of Grace.
“Incremental Third Party Costs” has the meaning set forth in Section 2.07(b).
“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-

client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.
“Interest Payment” has the meaning set forth in Section 4.02.
“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.
“Level of Service” has the meaning set forth in Section 2.02(a).
“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.
“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.
“Minimum Service Period” for a Service shall mean the period set forth on Schedule 1 opposite such Service under the column titled “Minimum Service Period”.
“Out-of-Pocket Recoverable Cost” has the meaning set forth in Section 2.04.
“Parties” shall mean the parties to this Agreement.
"Payment Agreement" has the meaning set forth in Section 8.02.
“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.
“Provider” shall mean, with respect to any Service, the Party identified on Schedule 1 hereto as the “Provider” of such Service (wherein “New Grace” refers to Grace Conn, “New GCP” refers to GCP, and “New GCP Korea” and “New GCP Japan” refer to GCP through certain subsidiaries of GCP).

“Provider Indemnitees” has the meaning set forth in Section 7.03.
“Recipient” shall mean, with respect to any Service, the Party receiving such Service hereunder.
“Recipient Indemnitees” has the meaning set forth in Section 7.04.
“Record Date” shall mean the close of business on the date to be determined by the Grace Board as the record date for determining holders of Grace Shares entitled to receive GCP Shares pursuant to the Distribution.
“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.
“Separation” has the meaning set forth in the Recitals.
“Separation and Distribution Agreement” has the meaning set forth in the Recitals.
“Service Baseline Period” has the meaning set forth in Section 2.02(a).
“Service Period” for any Service shall mean the period commencing on the Distribution Date and ending on the earlier of (a) the date that a Party terminates the provision of such Service pursuant to Section 5.02 and (b) the end of the period set forth on Schedule 1 opposite such Service under the column titled “Full Service Period”.
“Services” has the meaning set forth in Section 2.01.
“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.
“Tax” has the meaning set forth in the Tax Sharing Agreement.
“Tax Sharing Agreement” shall mean the Tax Sharing Agreement to be entered into by and between Grace, GCP, and Grace Conn, and/or their respective Subsidiaries in connection with the Separation, the Distribution and the other transactions contemplated by the Separation and Distribution Agreement.
“Taxing Authority” has the meaning set forth in the Tax Sharing Agreement.
“Termination Charges” shall mean, with respect to the termination of any Service pursuant to Section 5.02(a)(i), the sum of (a) any and all costs, fees and expenses (other than any severance or retention costs) payable by the Provider of such Service to a Third Party principally because of the early termination of such Service; provided, however, that the Provider shall use commercially reasonable efforts to minimize any costs, fees or expenses payable to any Third Party in connection with such early termination of such Service; and (b) any additional severance and retention costs, if any, because of the early termination of such Service that the Provider of such terminated Service incurs to employees who had been retained primarily to provide such terminated Service (it being agreed that the costs set forth in this clause (b) shall only be the amount, if any, in excess of the severance and retention costs that such Provider would have paid to such employees if the Service had been provided for the full period during which such Service would have been provided hereunder but for such early termination).
“Third Party” shall mean any Person other than the Parties or any of their Affiliates.
“Third-Party Claim” shall mean any Action commenced by any Third Party against any Party or any of its Affiliates.
ARTICLE II
SERVICES
Section 2.01.    Services. Commencing as of the Effective Time, the Provider agrees to provide, or to cause one or more of its Subsidiaries to provide, to the Recipient, or any Subsidiary of the Recipient, the applicable services (the “Services”) set forth on Schedule 1 hereto. For avoidance of doubt, nothing in this Agreement shall be construed to require the Provider to perform any services other than those set forth on Schedule 1 hereto.
Section 2.02.    Performance of Services.
(a)    The Provider shall perform, or shall cause one or more of its Subsidiaries to perform (directly, through one or more of its Subsidiaries, or through a third-party service provider in accordance herewith ) all Services to be provided by the Provider in a manner that is based on its past practice and that is substantially similar in all material respects to the analogous services provided by or on behalf of Grace Conn or any of its Subsidiaries to Grace Conn or its applicable functional group or Subsidiary (a “Level of Service”) during calendar year 2015 (the “Service Baseline Period”).
(b)    Nothing in this Agreement shall require the Provider to perform or cause to be performed any Service to the extent that the manner of such performance would constitute a violation of any applicable Law or any contract or agreement with a Third Party existing as of the Effective Time. If the Provider is or becomes aware of any potential violation on the part of the Provider, the Provider shall use commercially reasonable efforts to promptly advise the Recipient of such potential violation, and the Provider and the Recipient will mutually seek an alternative that addresses such potential violation. The Parties agree to cooperate in good faith and use commercially reasonable efforts to obtain any necessary Third Party consents required under any existing contract or agreement with a Third Party to allow the Provider to perform, or cause to be performed, all Services to be provided by the Provider hereunder in accordance with the standards set forth in this Section 2.02. Unless otherwise agreed in writing by the Parties, all reasonable out-of-pocket costs and expenses (if any) incurred by any Party or any of its Subsidiaries in connection with obtaining any such Third Party consent that is required to allow the Provider to perform or cause to be performed such Services shall be divided proportionately between the Provider and the Recipient in accordance with such Parties’ respective utilization of such Services at such time. If, with respect to a Service, the Parties, despite the use of such commercially reasonable efforts, are unable to obtain a required Third Party consent, or the performance of such Service by the Provider would constitute a violation of any applicable Law, the Provider shall have no obligation whatsoever to perform or cause to be performed such Service.
(c)    The Provider shall not be obligated to perform or to cause to be performed any Service in a manner that is materially more burdensome (with respect to service quality or quantity) than the applicable Level of Service during the Service Baseline Period. If the Recipient requests that the Provider perform or cause to be performed any Service that exceeds the Level of Service during the Service Baseline Period (which request shall be given by providing to the Provider a Change Request Notice in the form attached hereto as Exhibit A), then the Parties shall engage in good faith discussions and negotiations to determine the feasibility of and the appropriate terms and conditions relating to, the performance of such higher-level Service. If the Parties determine that the Provider shall provide the requested higher Level of Service, then such higher Level of Service shall be documented in a written amendment to this Agreement signed by the Parties. Each amended section of Schedule 1 hereto, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such written amendment and the Level of Service increases set forth in such written amendment shall be deemed a part of the “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.
(d)    (i) Neither the Provider nor any of its Subsidiaries shall be required to perform or to cause to be performed any of the Services for the benefit of any Person other than the Recipient and its Subsidiaries, and (ii) EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 2.02 OR SECTION 7.04, EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL SERVICES ARE PROVIDED ON AN “AS-IS” BASIS, THAT THE RECIPIENT ASSUMES ALL RISK AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES, AND THAT THE PROVIDER MAKES NO OTHER REPRESENTATIONS AND GRANTS NO OTHER WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, WITH RESPECT TO THE SERVICES. EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
(e)    Each Party shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement. No Party shall take any action knowingly in violation of any such applicable Law that results in Liability being imposed on the other Party.
Section 2.03.    Charges for Services. Subject to the specific terms of this Agreement, the compensation to be received by the Provider for each Service provided hereunder will be the fees or charges set forth on or calculated in the manner set forth on Schedule 1 (or any sub-schedule)

relating to the particular Service, subject only to any escalation, reduction or other modifications provided for on Schedule 1 or elsewhere in this Agreement (including Section 2.07). In consideration for the provision of a Service, the Recipient or its Subsidiaries receiving such Service shall pay to the Provider (or its designee) in the manner set forth in Article IV below, the fee or charge for such Service as set forth in or calculated in the manner set forth on Schedule 1 (as it may be amended or deemed amended pursuant to Section 2.02(c) or Section 2.07) (each, a “Charge” and, collectively, the “Charges”). The Provider shall provide the Recipient with an invoice for Charges along with reasonable documentation (and any additional documentation reasonably requested by the Recipient, promptly following such request, to the extent that such documentation is in the Provider’s or its Subsidiaries’ possession or control) to support the calculation of such Charges.
Section 2.04.    Reimbursement for Out-of-Pocket Costs and Expenses. In addition to any increase to a Charge contemplated by Section 2.02(c), Section 2.07(b) or Section 2.07(c), the Recipient shall reimburse the Provider for reasonable out-of-pocket costs and expenses reasonably incurred by the Provider or any of its Subsidiaries in connection with providing the Services (including reasonable travel-related expenses) to the extent that such costs and expenses are not included in the Charges for such Services (an “Out-of-Pocket Recoverable Cost”); provided, however, that any such Out-of-Pocket Recoverable Cost in excess of five hundred dollars ($500.00), in the aggregate, that is not consistent with historical practice between the Parties for any Service (including business travel and related expenses) shall require advance written approval of the Recipient. Any authorized travel-related expenses incurred in performing the Services shall be incurred and charged to the Recipient in accordance with the Provider’s then-applicable business travel policies.
Section 2.05.    Changes in the Performance of Services. Subject to the performance standards for Services set forth in Sections 2.02(a), 2.02(b) and 2.02(c), the Provider may make changes (including as contemplated by Section 2.07(b), if applicable) from time to time in the manner of performing the Services (a) except in the case of changes contemplated by Section 2.07(b), if the Provider is making similar changes in performing analogous services for itself and (b) if the Provider furnishes to the Recipient reasonable prior written notice (in content and timing) of such changes. No such change shall materially adversely affect the timeliness or quality of, or (except as otherwise provided herein) the Charges for, the applicable Service. If (i) any such change by the Provider reasonably requires the Recipient to incur incremental costs and expenses (excluding any change to the applicable Charge contemplated by Section 2.07) in order to continue to receive and utilize the applicable Services in the same manner as the Recipient was receiving and utilizing such Service prior to such change and (ii) the aggregate amount of such incremental costs and expenses in respect of such Service for the remainder of the applicable Service Period exceeds 5% of the Baseline Charge for such Service, then the Provider shall be required to reimburse the Recipient for all such reasonable incremental costs and expenses. Upon request, the Recipient shall provide the Provider with reasonable documentation, including any additional documentation reasonably requested by the Provider to the extent such documentation is in the Recipient’s or its Subsidiaries’ possession or control, to support the calculation of such increase in costs and expenses.
Section 2.06.    Transitional Nature of Services. The Parties acknowledge the transitional nature of the Services and agree to cooperate in good faith and to use commercially reasonable efforts to effectuate a smooth transition of the Services from the Provider to the Recipient (or its designee).
Section 2.07.    Subcontracting. (a) A Provider may hire or engage one or more Third Parties to perform any or all of its obligations under this Agreement (including to provide Contemplated Third Party Services); provided, however, that (i) such Provider shall use the same degree of care (but at least reasonable care) in selecting each such Third Party as it would if such Third Party was being retained to provide similar services to the Provider and (ii) such Provider shall in all cases remain primarily responsible for all of its obligations under this Agreement with respect to the scope of the Services, the performance standard for Services set forth in Sections 2.02(a), 2.02(b) and 2.02(c) and the content of the Services provided to the Recipient. Subject to the confidentiality provisions set forth in Article VI, each Party shall, and shall cause its respective Affiliates to, provide, upon ten (10) Business Days’ prior written notice from the other Party, any Information within such Party’s or its Affiliates’ possession that the requesting Party reasonably requests in connection with any Services being provided to such requesting Party by a Third Party, including any applicable invoices, agreements documenting the arrangements between such Third Party and the Provider and other supporting documentation; provided, that each Party shall be permitted to make no more than one such request during any calendar quarter.
(b)    In the event that, pursuant to Section 2.07(a), a Provider determines to hire or engage one or more Third Parties to perform a Service (or portion thereof) that is not a Contemplated Third Party Service, the Charge for such Service shall upon written notice from the Provider to the Recipient be increased (and Schedule 1 shall, upon such notice, be deemed amended to so reflect) by the amount of the incremental cost and expense, if any, incurred directly or indirectly by the Provider in connection with providing the applicable Service (or portion thereof) through such Third Party(s) (such incremental costs, the “Incremental Third Party Costs”); provided, that any such increase to the Charge for such Service shall require the consent of the Recipient (not to unreasonably withheld, conditioned or delayed) (x) in the event the aggregate amount of Incremental Third Party Costs in respect of such Service for the remainder of the applicable Service Period would exceed the greater of (1) 30% of the Baseline Charge for such Service and (2) $50,000 or (y) to the extent the aggregate amount of the Incremental Third Party Costs for the remainder of the applicable Service Period together with all other Incremental Third Party Costs for which the Recipient has theretofore become responsible under this Section 2.07 exceeds (A) $500,000, in the case Grace is the Provider, or (B) $200,000 in the case GCP is the Provider.
(c)    Except in respect of costs and expenses the subject of Section 2.07(b) (which shall be governed by such Section 2.07(b)), the Charge for a Service (including Contemplated Third Party Services) shall upon written notice from the Provider to the Recipient be increased (and Schedule 1 shall, upon such notice, be deemed amended to so reflect) by the amount of any incremental costs and expenses incurred directly or indirectly by the Provider in connection with providing such Service (or portion thereof) resulting from the inaccuracy of any of the assumptions upon which the Parties developed the Charges set forth as of the date hereof on Schedule 1.

ARTICLE III
OTHER ARRANGEMENTS
Section 3.01.    Access.
(a)    GCP shall, and shall cause its Subsidiaries to, allow Grace Conn and its Subsidiaries and their respective Representatives reasonable access to the facilities of GCP and its Subsidiaries that is necessary for Grace Conn and its Subsidiaries to fulfill their obligations under this Agreement. In addition to the foregoing right of access, GCP shall, and shall cause its Subsidiaries to, afford Grace Conn, its Subsidiaries and their respective Representatives, upon reasonable advance written notice, reasonable access during normal business hours to the facilities, Information, systems, infrastructure and personnel of GCP and its Subsidiaries as reasonably necessary for Grace Conn to verify the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with the Services being provided by GCP or its Subsidiaries, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided that (i) such access shall not unreasonably interfere with any of the business or operations of GCP or any of its Subsidiaries and (ii) in the event that GCP determines that providing such access could be commercially detrimental, violate any applicable Law or agreement or waive any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit such access in a manner that avoids each such harm and consequence. Grace Conn agrees that all of its and its Subsidiaries’ employees shall, and that it shall use commercially reasonable efforts to cause its Representatives’ employees to, when on the property of GCP or its Subsidiaries, or when given access to any facilities, Information, systems, infrastructure or personnel of GCP or its Subsidiaries, conform to the policies and procedures of GCP and its Subsidiaries, as applicable, concerning health, safety, conduct and security which are made known or provided to Grace Conn from time to time.
(b)    Grace Conn shall, and shall cause its Subsidiaries to, allow GCP and its Subsidiaries and their respective Representatives reasonable access to the facilities of Grace Conn and its Subsidiaries that is necessary for GCP and its Subsidiaries to fulfill their obligations under this Agreement. In addition to the foregoing right of access, Grace Conn shall, and shall cause its Subsidiaries to, afford GCP, its Subsidiaries and their respective Representatives, upon reasonable advance written notice, reasonable access during normal business hours to the facilities, Information, systems, infrastructure and personnel of Grace Conn and its Subsidiaries as reasonably necessary for GCP to verify the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with the Services being provided by Grace Conn or its Subsidiaries, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided that (i) such access shall not unreasonably interfere with any of the business or operations of Grace Conn or any of its Subsidiaries and (ii) in the event that Grace Conn determines that providing such access could be commercially detrimental, violate any applicable Law or agreement or waive any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit such access in a manner that avoids each such harm and consequence. GCP agrees that all of its and its Subsidiaries’ employees shall, and that it shall use commercially reasonable efforts to cause its Representatives’ employees to, when on the property of Grace Conn or its Subsidiaries, or when given access to any facilities, Information, systems, infrastructure or personnel of Grace Conn or its Subsidiaries, conform to the policies and procedures of Grace Conn and its Subsidiaries, as applicable, concerning health, safety, conduct and security which are made known or provided to GCP from time to time.
ARTICLE IV
BILLING; TAXES
Section 4.01.    Procedure. Charges for the Services shall be charged to and payable by the Recipient. Amounts payable pursuant to this Agreement shall be paid by wire transfer (or such other method of payment as may be agreed between the Parties from time to time) to the Provider (as directed by the Provider), on a monthly basis in the case of recurring fees, which amounts shall be due within thirty (30) days of the Recipient’s receipt of each such invoice, including reasonable documentation pursuant to Section 2.03. Except as may otherwise be provided on Schedule 1 (or any sub-subschedule), all amounts due and payable hereunder shall be invoiced and paid in U.S. dollars.
Section 4.02.    Late Payments. Charges not paid when due pursuant to this Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within fifteen (15) days of the receipt of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus 5% or the maximum rate under applicable Law, whichever is lower (the “Interest Payment”).
Section 4.03.    Taxes. Without limiting any provisions of this Agreement, the Recipient shall bear any and all Taxes and other similar charges (and any related interest and penalties) imposed on, or payable with respect to, any fees or charges, including any Charges, payable by it pursuant to this Agreement, including all sales, use, value-added, and similar Taxes, but excluding Taxes based on the Provider’s net income. Notwithstanding anything to the contrary in the previous sentence or elsewhere in this Agreement, the Recipient shall be entitled to withhold from any payments to the Provider any such Taxes that the Recipient is required by applicable Law to withhold and shall pay such Taxes to the applicable Taxing Authority.
Section 4.04.    No Set-Off. Except as mutually agreed to in writing by the Parties, no Party or any of its Affiliates shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or (b) any other amounts claimed to be owed to the other Party or any of its Subsidiaries arising out of this Agreement.
ARTICLE V
TERM AND TERMINATION
Section 5.01.    Term. This Agreement shall commence at the Effective Time and shall terminate upon the earlier to occur of (a) the last date on which either Party is obligated to provide any Service to the other Party in accordance with the terms of this Agreement; (b) the mutual written agreement of the Parties to terminate this Agreement in its entirety; and (c) the date that is the eighteen-month anniversary of the Distribution Date. Unless otherwise terminated pursuant to Section 5.02, this Agreement shall terminate with respect to each Service as of the close of business on the last day of the Service Period for such Service. The Parties may, by written consent executed at least ten (10) days prior to the last day of the Service Period for any individual Service, extend the Service Period for such Service on a month-to-month basis for a period not to exceed the eighteen-month anniversary of the Distribution Date. To the extent that the Provider’s ability to provide a Service is dependent on the continuation of a specified Service, the Provider’s obligation to provide such dependent Service shall terminate automatically with the termination of such supporting Service.
Section 5.02.    Early Termination.
(a)    Without prejudice to the Recipient’s rights with respect to Force Majeure, the Recipient may from time to time terminate this Agreement with respect to the entirety of any individual Service but not a portion thereof:
(i)    subsequent to the end of the Minimum Service Period for such Service, for any reason or no reason, upon the giving of at least thirty (30) days’ prior written notice to the Provider of such Service; provided, however, that any such termination (x) may only be effective as of the last day of a month and (y) shall be subject to the obligation to pay any applicable Termination Charges pursuant to Section 5.04; or
(ii)    if the Provider of such Service has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to be uncured for a period of at least thirty (30) days after receipt by the Provider of written notice of such failure from the Recipient; provided, however, that any such termination may only be effective as of the last day of a month; and provided, further, that the Recipient shall not be entitled to terminate this Agreement with respect to the applicable Service if, as of the end of such period, there remains a good-faith Dispute between the Parties (undertaken in accordance with the terms of Section 8.16) as to whether the Provider has cured the applicable breach.
(b)    The Provider may terminate this Agreement with respect to any individual Service, but not a portion thereof, at any time upon prior written notice to the Recipient if the Recipient has failed to perform any of its material obligations under this Agreement relating to such Service, including making payment of Charges for such Service when due, and such failure shall continue to be uncured for a period of at least thirty (30) days after receipt by the Recipient of a written notice of such failure from the Provider; provided, however, that any such termination may only be effective as of the last day of a month; and provided, further, that the Provider shall not be entitled to terminate this Agreement with respect to the applicable Service if, as of the end of such period, there remains a good-faith Dispute between the Parties (undertaken in accordance with the terms of Section 8.16) as to whether the Recipient has cured the applicable breach.
Section 5.03.    Interdependencies. The Parties acknowledge and agree that (a) there may be interdependencies among the Services being provided under this Agreement; (b) upon the request of either Party, the Parties shall cooperate and act in good faith to determine whether (i) any such interdependencies exist with respect to the particular Service that a Party is seeking to terminate pursuant to Section 5.02 and (ii) in the case of such termination, the Provider’s ability to provide a particular Service in accordance with this Agreement would be materially and adversely affected by such termination of another Service; and (c) in the event that the Parties have determined that such interdependencies exist (and, in the case of such termination that the Provider’s ability to provide a particular Service in accordance with this Agreement would be materially and adversely affected by such termination), the Parties shall negotiate in good faith to amend Schedule 1 hereto with respect to such termination of such impacted Service, which amendment shall be consistent with the terms of comparable Services.
Section 5.04.    Effect of Termination. Upon the termination of any Service pursuant to this Agreement, the Provider of the terminated Service shall have no further obligation to provide the terminated Service, and the Recipient of such Service shall have no obligation to pay any future Charges relating to such Service; provided, however, that the Recipient shall remain obligated to the Provider for (a) the Charges owed and payable in respect of Services provided prior to the effective date of termination for such Service, and (b) any applicable Termination Charges (which, in the case of each of clauses (a) and (b), shall be payable only in the event that the Recipient terminates any Service pursuant to Section 5.02(a)(i)). In connection with the termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination of this Agreement, (i) Article I, this Article V, Article VII and Article IX, and Liability for all due and unpaid Charges, and Termination Charges shall continue to survive indefinitely, and (ii) all confidentiality obligations hereunder shall survive until the end of the applicable period set forth in Section 6.01.
Section 5.05.    Information Transmission. The Provider, on behalf of itself and its respective Subsidiaries, shall use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the Recipient, in accordance with Section 6.1 of the Separation and Distribution Agreement, any Information received or computed by the Provider for the benefit of the Recipient concerning the relevant Service during the Service Period; provided, however, that, except as otherwise agreed to in writing by the Parties (a) the Provider shall not have any obligation to provide, or cause to be provided, Information in any non-standard format, (b) the Provider and its Subsidiaries shall be reimbursed for their reasonable costs in accordance with Section 6.3 of the Separation and Distribution Agreement for creating, gathering, copying, transporting and otherwise providing such Information, and (c) the Provider shall use commercially reasonable efforts to maintain any such Information in accordance with Section 6.4 of the Separation and Distribution Agreement.
ARTICLE VI
CONFIDENTIALITY; PROTECTIVE ARRANGEMENTS
Section 6.01.    Grace Conn and GCP Obligations. Subject to Section 6.04, until the five (5)-year anniversary of the date of the termination of this Agreement in its entirety, each of Grace Conn and GCP agrees, on behalf of itself and shall cause each of its Subsidiaries, to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Grace Conn’s Confidential Information pursuant to policies in effect as of the Effective Time, all Confidential Information concerning the other Party or its Subsidiaries or their respective businesses that is either in its possession (including Confidential Information in its possession prior to the date hereof) or furnished by such other Party or such other Party’s Subsidiaries or their respective Representatives at any time pursuant to this Agreement, and shall not use any such Confidential Information other than for its performance of this Agreement and such other purposes as may be expressly permitted hereunder, except, in each case, to the extent that such Confidential Information has been (a) in, or later becomes part of, the public domain or generally available to the public, other than as a result of a disclosure by such Party or any of its Subsidiaries or any of their respective Representatives in violation of this Agreement; (b) later lawfully acquired from other sources by such Party or any of its Subsidiaries, which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such Confidential Information; or (c) independently developed or generated without reference to or use of the Confidential Information of the other Party or any of its Subsidiaries. If any Confidential Information of a Party or any of its Subsidiaries is disclosed to the other Party or any of its Subsidiaries in connection with providing the Services, then such disclosed Confidential Information shall be used only as required to perform such Services.
Section 6.02.    No Release; Return or Destruction. Each Party agrees (a) not to release or disclose, or permit to be released or disclosed, any Confidential Information of the other Party addressed in Section 6.01 to any other Person, except its Representatives or Affiliates who need to know such Confidential Information in their capacities as such (whom shall be advised of their obligations hereunder with respect to such Confidential Information) and except in compliance with Section 6.04, and (b) to use commercially reasonable efforts to maintain such Confidential Information in accordance with Section 6.9 of the Separation and Distribution Agreement. Without limiting the foregoing, when any such Confidential Information is no longer needed for a Service hereunder or the purposes contemplated by the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreements, each Party will promptly after request of the other Party either return to the other Party all such Confidential Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon).
Section 6.03.    Privacy and Data Protection Laws. Each Party shall comply with all applicable state, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision of the Services under this Agreement.
Section 6.04.    Protective Arrangements. In the event that a Party or any of its Subsidiaries either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any of its Subsidiaries) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

ARTICLE VII
LIMITED LIABILITY AND INDEMNIFICATION
Section 7.01.    Limitations on Liability.
(a)    SUBJECT TO SECTION 7.02, THE LIABILITIES OF THE PROVIDER AND ITS SUBSIDIARIES AND THEIR RESPECTIVE REPRESENTATIVES, FOR THE SALE, DELIVERY, PROVISION OR USE OF ANY INDIVIDUAL SERVICE SHALL NOT EXCEED 25% OF THE AGGREGATE CHARGES PAID AND PAYABLE UNDER THIS AGREEMENT TO SUCH PROVIDER BY THE RECIPIENT IN RESPECT OF SUCH SERVICE, PROVIDED THAT, NOTWITHSTANDING THE FOREGOING, THE TOTAL LIABILITIES OF THE PROVIDER AND ITS SUBSIDIARIES AND THEIR RESPECTIVE REPRESENTATIVES, COLLECTIVELY, UNDER THIS AGREEMENT FOR ANY ACT OR FAILURE TO ACT IN CONNECTION HEREWITH (INCLUDING THE PERFORMANCE OR BREACH OF THIS AGREEMENT), OR FROM THE SALE, DELIVERY, PROVISION OR USE OF ANY SERVICES PROVIDED UNDER OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, SHALL NOT EXCEED $3,000,000.00.
(b)    IN NO EVENT SHALL EITHER PARTY, ITS SUBSIDIARIES OR THEIR RESPECTIVE REPRESENTATIVES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER PARTY IN CONNECTION WITH THE PERFORMANCE OF THIS AGREEMENT (OTHER THAN ANY SUCH LIABILITY WITH RESPECT TO A THIRD-PARTY CLAIM), AND EACH PARTY HEREBY WAIVES ON BEHALF OF ITSELF, ITS SUBSIDIARIES AND ITS REPRESENTATIVES ANY CLAIM FOR SUCH DAMAGES, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE.
(c)    The limitations in Section 7.01(a) and Section 7.01(b) shall not apply in respect of any Liability arising out of or in connection with (i) either Party’s Liability for breaches of confidentiality under Article VI, (ii) either Party’s obligations under Section 7.03, or (iii) the gross negligence, willful misconduct, or fraud of or by the Party to be charged.
Section 7.02.    Obligation to Re-Perform; Liabilities. In the event of any breach of this Agreement by the Provider with respect to the provision of any Services (with respect to which the Provider can reasonably be expected to re-perform in a commercially reasonable manner), the Provider shall (a) promptly correct in all material respects such error, defect or breach or re-perform in all material respects such Services at the request of the Recipient and at the sole cost and expense of the Provider and (b) subject to the limitations set forth in Section 7.01, reimburse the Recipient and its Subsidiaries and Representatives for Liabilities attributable to such breach by the Provider.

The remedy set forth in this Section 7.02 shall be the sole and exclusive remedy of the Recipient for any such breach of this Agreement; provided, however, that the foregoing shall not prohibit the Recipient from exercising its right to terminate this Agreement in accordance with the provisions of Section 5.02(a)(ii). Any request for re-performance in accordance with this Section 7.02 by the Recipient must be in writing and specify in reasonable detail the particular error, defect or breach, and such request must be made no more than one month from the later of (x) the date on which such breach occurred and (y) the date on which such breach was reasonably discovered by the Recipient.
Section 7.03.    Third-Party Claims. In addition to (but not in duplication of) its other indemnification obligations (if any) under the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreement, the Recipient shall indemnify, defend and hold harmless the Provider, its Subsidiaries and each of their respective Representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Provider Indemnitees”), from and against any and all claims of Third Parties relating to, arising out of or resulting from the Provider’s furnishing or failing to furnish the Services provided for in this Agreement, other than (a) Third Party Claims arising out of the gross negligence, willful misconduct or fraud of any Provider Indemnitee and (b) as set forth in Section 2.02(b).
Section 7.04.    Provider Indemnity. In addition to (but not in duplication of) its other indemnification obligations (if any) under the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreement, the Provider shall indemnify, defend and hold harmless the Recipient, its Subsidiaries and each of their respective Representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Recipient Indemnitees”), from and against any and all Liabilities relating to, arising out of or resulting from the sale, delivery, provision or use of any Services provided by such Provider hereunder, but only to the extent that such Liability relates to, arises out of or results from the Provider’s gross negligence, willful misconduct or fraud.
Section 7.05.    Indemnification Procedures. The procedures for indemnification set forth in Sections 4.5, 4.6 and 4.7 of the Separation and Distribution Agreement shall govern claims for indemnification under this Agreement.
ARTICLE VIII
MISCELLANEOUS
Section 8.01.    Mutual Cooperation. Each Party shall, and shall cause its Subsidiaries to, cooperate with the other Party and its Subsidiaries in connection with the performance of the Services hereunder; provided, however, that such cooperation shall not unreasonably disrupt the normal operations of such Party or its Subsidiaries; and, provided, further, that this Section 8.01 shall not require such Party to incur any out-of-pocket costs or expenses unless and except as expressly provided in this Agreement or otherwise agreed to in writing by the Parties.
Section 8.02.    Further Assurances. Each Party shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby. Without limiting the foregoing, upon the request of either Party, the other Party shall enter into, or shall cause its applicable Subsidiaries to enter into, such additional agreement(s) (a “Payment Agreement”) as may be reasonably necessary to implement the Parties’ obligations with respect to effecting payment and reimbursement pursuant to Sections 2.03 and 2.04. For the avoidance of doubt, any such Payment Agreement shall merely memorialize the provision and receipt of Services pursuant to this Agreement and shall be subject to (i) the same covenants, terms and conditions as this Agreement and (ii) the provisions with respect to dispute resolution, indemnification and limitations on liability set forth in Articles VI and VII.

Section 8.03.    Audit Assistance. Each of the Parties and their respective Subsidiaries are or may be subject to regulation and audit by a Governmental Authority (including a Taxing Authority), standards organizations, customers or other parties to contracts with such Parties or their respective Subsidiaries under applicable Law, standards or contract provisions. If a Governmental Authority, standards organization, customer or other party to a contract with a Party or its Subsidiary exercises its right to examine or audit such Party’s or its Subsidiary’s books, records, documents or accounting practices and procedures pursuant to such applicable Law, standards or contract provisions, and such examination or audit relates to the Services, then the other Party shall provide, at the sole cost and expense of the requesting Party, all assistance reasonably requested by the Party that is subject to the examination or audit in responding to such examination or audits or requests for Information, to the extent that such assistance or Information is within the reasonable control of the cooperating Party and is related to the Services.
Section 8.04.    Title to Intellectual Property. Except as expressly provided for under the terms of this Agreement or the Separation and Distribution Agreement or the Cross License Agreement, the Recipient acknowledges that it shall acquire no right, title or interest (including any license rights or rights of use) in any intellectual property which is owned or licensed by the Provider, by reason of the provision of the Services hereunder. The Recipient shall not remove or alter any copyright, trademark, confidentiality or other proprietary notices that appear on any intellectual property owned or licensed by the Provider, and the Recipient shall reproduce any such notices on any and all copies thereof. The Recipient shall not attempt to decompile, translate, reverse engineer or make excessive copies of any intellectual property owned or licensed by the Provider, and the Recipient shall promptly notify the Provider of any such attempt, regardless of whether by the Recipient or any Third Party, of which the Recipient becomes aware.
Section 8.05.    Independent Contractors. The Parties each acknowledge and agree that they are separate entities, each of which has entered into this Agreement for independent business reasons. The relationships of the Parties hereunder are those of independent contractors and nothing contained herein shall be deemed to create a joint venture, partnership or any other relationship between the Parties. Employees performing services hereunder do so on behalf of, under the direction of, and as employees of, the Provider, and the Recipient shall have no right, power or authority to direct such employees.

Section 8.06.    Counterparts; Entire Agreement; Corporate Power.
(a)    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.
(b)    This Agreement, the Separation and Distribution Agreement and the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.
(c)    Grace Conn represents on behalf of itself and, to the extent applicable, each of its Subsidiaries, and GCP represents on behalf of itself and, to the extent applicable, each of its Subsidiaries, as follows:
(i)    each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and
(ii)    this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforcement is considered in a proceeding in law or in equity.
(d)    Each Party acknowledges and agrees that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.
(e)    Except as otherwise expressly provided in this Agreement, in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Tax Sharing Agreement, the provisions of the Tax Sharing Agreement shall control over the inconsistent provisions of this Agreement as to matters specifically addressed in the Tax Sharing Agreement. For the avoidance of doubt, (i) the Tax Sharing Agreement shall govern all matters

(including any indemnities and payments among the parties and each other member of their respective Groups and the allocation of any rights and obligations pursuant to agreements entered into with Third Parties) relating to Taxes or otherwise specifically addressed in the Tax Sharing Agreement.
(f)     In the event of any conflict or inconsistency between the provisions of this
Agreement and the provisions of a Payment Agreement, this Agreement shall govern, except to the extent the parties expressly agree otherwise in a Payment Agreement.

Section 8.07.    Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of Laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.
Section 8.08.    Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under the Separation and Distribution Agreement, this Agreement and the other Ancillary Agreements in whole (i.e., the assignment of a Party’s rights and obligations under the Separation and Distribution Agreement, this Agreement and all the other Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing herein is intended to, or shall be construed to, prohibit either Party or any of its Subsidiaries from being party to or undertaking a change of control.
Section 8.09.    Third-Party Beneficiaries. Except as provided in Article VII with respect to the Provider Indemnitees in their capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any other Person except the Parties any rights or remedies hereunder; and (b) there are no other third-party beneficiaries of this Agreement and this Agreement shall not provide any other Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.
Section 8.10.    Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person or by overnight courier service, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.10):
If to Grace Conn, to:

W. R. Grace & Co.
7500 Grace Drive
Columbia, Maryland 21044
Attention:    General Counsel
with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:    Andrew R. Brownstein
    Gregory E. Ostling
If to GCP, to:

GCP Applied Technologies Inc.
62 Whittemore Avenue
Cambridge, Massachusetts 02140
Attention:    General Counsel
with a copy (prior to the Effective Time) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:    Andrew R. Brownstein
    Gregory E. Ostling
Any Party may, by notice to the other Party, change the address to which such notices are to be given.
Section 8.11.    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.
Section 8.12.    Force Majeure. No Party shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation hereunder (other than the obligation to pay money) so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay unless this Agreement has previously been terminated under Article V or under this Section 8.12.

A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such Force Majeure, (a) provide written notice to the other Party of the nature and extent of such Force Majeure; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable (and in no event later than the date that the affected Party resumes providing analogous services to, or otherwise resumes analogous performance under any other agreement for, itself, its Affiliates or any Third Party) unless this Agreement has previously been terminated under Article V or this Section 8.12. The Recipient shall be (i) relieved of the obligation to pay Charges for the affected Service(s) throughout the duration of such Force Majeure and (ii) entitled to permanently terminate such Service(s) if the delay or failure in providing such Services because of a Force Majeure shall continue to exist for more than thirty (30) consecutive days (it being understood that the Recipient shall not be required to provide any advance notice of such termination to the Provider).
Section 8.13.    Headings. The Article, Section and Paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 8.14.    Survival of Covenants. Except as expressly set forth in this Agreement, the covenants, representations and warranties and other agreements contained in this Agreement, and Liability for the breach of any obligations contained herein, shall survive the Effective Time and shall remain in full force and effect thereafter.
Section 8.15.    Waivers of Default. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice any other rights of the waiving Party. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 8.16.    Dispute Resolution.
(a)    In the event of any controversy, dispute or claim (a “Dispute”) arising out of or relating to any Party’s rights or obligations under this Agreement (whether arising in contract, tort or otherwise), calculation or allocation of the costs of any Service or otherwise arising out of or relating in any way to this Agreement (including the interpretation or validity of this Agreement), such Dispute shall be resolved in accordance with the dispute resolution process referred to in Article VII of the Separation and Distribution Agreement.
(b)    In any Dispute regarding the amount of a Charge or a Termination Charge, if such Dispute is finally resolved pursuant to the dispute resolution process set forth or referred to in Section 8.16(a) and it is determined that the Charge or the Termination Charge, as applicable, that the Provider has invoiced the Recipient, and that the Recipient has paid to the Provider, is greater or less than the amount that the Charge or the Termination Charge, as applicable, should have been, then (i) if it is determined that the Recipient has overpaid the Charge or the Termination Charge, as applicable, the Provider shall within fifteen (15) business days after such determination reimburse the Recipient an amount of cash equal to such overpayment, plus the Interest Payment, accruing from the date of payment by the Recipient to the time of reimbursement by the Provider; and (ii) if it is determined that the Recipient has underpaid the Charge or the Termination Charge, as applicable, the Recipient shall within fifteen (15) business days after such determination reimburse the Provider an amount of cash equal to such underpayment, plus the Interest Payment, accruing from the date such payment originally should have been made by the Recipient to the time of payment by the Recipient.
Section 8.17.    Specific Performance. Subject to Section 8.16, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its rights or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are hereby waived by each of the Parties. Unless otherwise agreed in writing, the Parties shall continue to provide Services and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of Section 8.16 and this Section 8.17 with respect to all matters not subject to such Dispute; provided, however, that this obligation shall only exist during the term of this Agreement.
Section 8.18.    Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.
Section 8.19.    Interpretation. In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Annexes and Exhibits hereto) and not to any particular provision of this Agreement; (c) Article, Section, Exhibit, Annex and Schedule references are to the Articles, Sections, Exhibits, Annexes and Schedules to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States or New York, New York; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (j) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to January 27, 2016.
Section 8.20.    Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable to this Agreement.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.
W. R. GRACE & CO.—CONN.

By:	/s/ Mark A. Shelnitz
Name: Mark A. Shelnitz
Title: Vice President and Secretary
GCP APPLIED TECHNOLOGIES INC.

By:	/s/ Mark A. Shelnitz
Name: Mark A. Shelnitz
Title: Vice President and Assistant Secretary

[Signature Page to Transition Services Agreement]